Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-119612 on Form S-1 of our reports dated March 28, 2007, relating to statements of financial condition as of December 31, 2006 and 2005, and the related statements of operations and changes in unitholders’ capital for the year ended December 31, 2006 and the period December 1, 2005 to December 31, 2005 of World Monitor Trust III – Series G and for World Monitor Trust III – Series J, as filed with the Securities and Exchange Commission on or about April 5, 2007, appearing in the Prospectus which is a part of such Post-Effective Amendment.

We also consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-119612 on Form S-1 of our reports dated March 28, 2007, relating to statements of financial condition, including the condensed schedules of investments as of December 31, 2006 and 2005, and the related statements of operations and changes in members’ capital (net asset value) for the year ended December 31, 2006 and the period December 1, 2005 to December 31, 2005 of WMT III Series G/J Trading Vehicle LLC, WMT III Series H/J Trading Vehicle LLC, and WMT III Series I/J Trading Vehicle LLC as filed with the Securities and Exchange Commission on or about April 5, 2007, appearing in the Prospectus which is a part of such Post-Effective Amendment.

We also consent to the reference to us under the heading “Experts” in such Prospectus appearing in the Post-Effective Amendment referenced above.

New York, New York

April 5, 2007